Exhibit 10.1

March 27, 2020

Mr. Ivan Arteaga

LGL Group, Inc

2525 Shader Rd

Orlando, FL  32804

RE:  Interim President & CEO Role

Dear Ivan:

We are pleased to offer you the position as Interim President and Chief Executive Officer for The LGL Group, Inc. (the “Company”).  The following sets forth the terms of the offer and as mutually agreed, your start date was January 1, 2020.

1)	Compensation:

a.	Annual Salary. Your annual base salary will be $48,000, less applicable withholdings and deductions, to be paid in accordance with the Company’s normal payroll procedures.

b.

Annual Bonus. Beginning in 2020, you will be eligible to receive a discretionary bonus at the discretion of the company Board of Directors, less applicable withholdings, to be paid in accordance with the Company's normal payroll procedures.

c.

Incentive Award.  You will receive a restricted stock award of 45,000 shares as of the date of this agreement in accordance with LGL’s Amended and Restated 2011 Incentive Plan with a tiered vesting schedule, as follows: 15,000 shares on 1/1/22, 15,000 on 1/1/23, and 15,000 shares on 1/1/24.  The requisite service period for this grant is to be three years beginning 1/1/2020. Should your employment be terminated by the Company for any reason other than for cause, your share award shall be prorated by your length of service as President and CEO, with exception that you will be entitled to a minimum of 10,000 shares, with the prorated shares being earned as of the date of your termination, with the remaining shares being forfeited. If your employment is terminated either voluntarily or for cause, any unvested shares at the date of termination shall be forfeited. Furthermore, your vesting is predicated on your continued

2525 Shader Road, Orlando, Florida, 32804

(407) 298-2000

employment with the Company as President and CEO. If you cease to be President and CEO but remain on the board of directors, your prorated portion of the unvested shares earned shall remain unvested until the respective vesting date indicated within the grant. This is intended to meet the requirements and qualify as deferred compensation under IRS rules and regulations, until the dates the shares are released from restriction.

2)	Benefits:
a.	Paid Time Off. Beginning on your hire date you will accrue up to 15 days per year for personal time off. You will be eligible to take accrued time off after three (3) months of employment.

b.

Other Benefits.  You will be eligible to participate in the Company’s health and other employee benefit programs that are provided by the Company for its executive employees in accordance with the provisions of any such plans, as the same that may be in effect from time to time.

c.

Severance Benefits - The Company will provide severance benefits equal to twelve (12) weeks of your weekly base salary if, during the first twelve (12) months of employment you are terminated for any reason other than gross misconduct, fraud, or other termination for cause.

This overview of benefits represents the Company's current benefit offerings.  These benefits are subject to change at any time with or without notice depending on market and Company conditions. In addition, eligibility and/or election of benefits may be subject to waiting periods.

3)	Expenses:

a.	Cell Phone. The Company will provide a cell phone to you at no cost for business use, or you may choose to receive a cell phone stipend of $50 per bi-weekly pay period.

b.	Travel Expense. Your business travel expenses will be reimbursed according to the Company’s normal travel expense reimbursement policies.

4)	Reporting Responsibility. You will report to the Board of Directors of the Company.

5)	“At-Will” Employment. You acknowledge that you are an employee at-will and may be terminated at any time for any legally permissible reason.

This offer letter comprises the entire description of your compensation, and fully supersedes any and all prior discussions, documents, promises, agreements, letters, and memoranda regarding this subject matter.  This offer of employment does not constitute a written, verbal or implied contract of employment nor does it guarantee continued employment for a specific amount of time.

Please note that this offer of employment is subject to your satisfactory completion of a background check and confirmation of your eligibility to work in the United States under the terms of the Immigration Reform and Control Act of 1986.

We look forward to continuing our working relationship.  Please contact me with any questions or comments you may have.

Sincerely,

The LGL Group, Inc.

__/s/ James W. Tivy______________

James W. Tivy

Chief Financial Officer

AGREED AND ACCEPTED:

___/s/ Ivan Arteaga_______________

Ivan Arteaga